As filed with the Securities and Exchange Commission on March 3 , 2016.

Registration Statement No. 333-209116

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Amendment No. 2

to

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

IEG Holdings Corporation

(Exact name of registrant as specified in its charter)

Florida	6141	90-1069184
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

6160 West Tropicana Ave., Suite E-13

Las Vegas, NV 89103

(702) 227-5626

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Paul Mathieson

Chief Executive Officer

6160 West Tropicana Ave., Suite E-13

Las Vegas, NV 89103

(702) 227-5626

(Name, address and telephone number of agent for service)

With copies to:

Laura Anthony, Esq.

Legal & Compliance, LLC

330 Clematis Street, Suite 217

West Palm Beach, FL 33401

(800) 341-2684

Approximate date of proposed sale to public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on the Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: [  ]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering: [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering: [  ]

Indicate by check mark whether registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	[ ]	Accelerated filer	[ ]
Non-accelerated filer	[X] (Do not check if a smaller reporting company)	Smaller reporting company	[ ]

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to Section 8(a) may determine.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The table below lists various expenses payable in connection with the sale and distribution of the securities being registered hereby. All the expenses are estimates, except the Securities and Exchange Commission (“SEC”) registration fee. All such expenses will be borne by the Company.

Type	Amount
SEC Registration Fee	$504
Roadshow and Presentation Costs	30,000
Printing and Mailing Costs	20,000
Legal Fees and Expenses	15,000
Accounting Fees and Expenses	5,000
Total Expenses	$70,504

Item 14. Indemnification of Directors and Officers

The Florida Business Corporation Act allows us to indemnify any person made a party to any lawsuit by reason of being a director or officer of the Company, or serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

Our amended and restated articles of incorporation, as amended, provide that our directors and officers shall be indemnified and the Company shall advance expenses on behalf of its officers and directors to the fullest extent not prohibited by law either now or hereafter.

Our amended and restated bylaws require us to indemnify directors and officers against, to the fullest extent permitted by law, liabilities which they may incur under the circumstances described above.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 15. Recent Sales of Unregistered Securities

The following is a summary of transactions by us within the past three years involving sales or our securities that were not registered under the Securities Act. Numbers of shares and exercise prices have been adjusted to reflect the 1-for-100 reverse split of the Company’s common stock effected on June 17, 2015.

Pursuant to the terms of the January 28, 2013 stock exchange agreement (the “Stock Exchange Agreement”) among Investment Evolution Global Corporation (“IEGC”), its sole stockholder IEG Holdings Limited, an Australian company (“IEG”) and our Company, we issued 2,724,471 shares of our common stock in exchange for a 100% interest in IEGC in March 2013. The securities were issued in reliance upon the exemptions provided by Section 4(a)(2), Regulation S and Section 2(a)(3), as applicable under the Securities Act of 1933, as amended (the “Securities Act”). Such securities are restricted as to their transferability as set forth in Rule 144 under the Securities Act.

During the nine months ended September 30, 2013, we also issued 124,919 shares of our common stock at a price of $2.00 and $3.00 per share, and 5,125,136 shares at $0.50 per share in a private placement to pre-merger existing stockholders of the Company (including, but not limited to, the issuance by the Company on June 30, 2013 of 2,084,941 shares of common stock to the Company’s Chief Executive Officer, Mr. Paul Mathieson, for an aggregate purchase price of $1,042,471). The securities were issued in reliance upon the exemptions provided by Section 4(a)(2), Regulation S and Section 2(a)(3), as applicable under the Securities Act. Such securities are restricted as to their transferability as set forth in Rule 144 under the Securities Act.

During the quarter ended December 31, 2013, the Company issued 1,517,855 shares at a price of $0.50 per share in a private placement to pre-merger existing stockholders of the Company. The securities were issued in reliance upon the exemptions provided by Section 4(a)(2) and Section 2(a)(3), as applicable under the Securities Act.

II-1

On March 31, 2014, the Company issued 1,000,000 shares of Series A convertible preferred stock to the Company’s President and Chief Executive Officer, Mr. Mathieson, in consideration for $1,000,000. Also on March 31, 2014, the Company issued an aggregate of 410,000 shares of Series B convertible preferred stock to four accredited investors, for an aggregate purchase price of $410,000. In addition, on March 31, 2014, the Company issued an aggregate of 400,025 shares of Series C convertible preferred stock to five accredited investors, for an aggregate purchase price of $400,025. The Company also issued an aggregate of 173,000 shares of Series D convertible preferred stock to 14 accredited investors on March 31, 2014, for an aggregate purchase price of $173,000. All of these securities were issued in reliance upon the exemptions provided by Section 4(a)(2) and Section 2(a)(3), as applicable, and Regulation S under the Securities Act.

During the quarter ended June 30, 2014, the Company issued 6,119,914 shares of its common stock at a price of $0.50 per share in a private placement to existing stockholders of the Company who were accredited investors or who were not “U.S. Persons” as defined in the Securities Act. The securities were issued in reliance upon the exemptions provided by Section 4(a)(2) and Section 2(a)(3) or Regulation S, as applicable under the Securities Act.

On November 19, 2014, the Company issued an aggregate of 461,000 shares of Series E preferred stock to nine accredited investors. Also on November 19, 2014, the Company issued an aggregate of 1,400,000 shares of Series F preferred stock 24 accredited investors. All of these securities were issued in reliance upon the exemptions provided by Section 4(a)(2) and Section 2(a)(3), as applicable under the Securities Act.

During the six months ended December 31, 2014, the Company issued 3,038,844 shares of common stock at a price of $1.00, $1.50 and $2.00 per share in private placements to existing stockholders of the Company who were accredited investors or who were not “U.S. Persons” as defined in the Securities Act. The securities were issued in reliance upon the exemptions from registration provided by Regulation D, Rule 506 and Rule 506(b) and Regulation S as promulgated by the SEC under the Securities Act.

Effective December 31, 2014, all holders of the then-outstanding Series B preferred stock provided notice to us of their intent to convert, pursuant to the terms of the Series B preferred stock, all of their Series B preferred shares into shares of our common stock on the basis of 4 shares of common stock for each share of Series B preferred stock so converted. Accordingly, on December 31, 2014, we issued an aggregate of 1,640,000 shares of common stock to the holders of our Series B preferred stock in exchange for all shares of their Series B preferred stock. The shares of common stock were issued in reliance upon the exemptions provided by Section 3(a)(9) of the Securities Act.

Effective December 31, 2014, all holders of the then-outstanding Series C preferred stock provided notice to us of their intent to convert, pursuant to the terms of the Series C preferred stock, all of their Series C preferred shares into shares of our common stock on the basis of 2 shares of common stock for each share of Series C preferred stock so converted. Accordingly, on December 31, 2014, we issued an aggregate of 800,050 shares of common stock to the holders of our Series C preferred stock in exchange for all shares of their Series C preferred stock. The shares of common stock were issued in reliance upon the exemptions provided by Section 3(a)(9) of the Securities Act.

Effective December 31, 2014, all holders of the then-outstanding Series D preferred stock provided notice to us of their intent to convert, pursuant to the terms of the Series D preferred stock, all of their Series D preferred shares into shares of our common stock on the basis of 1.333333 shares of common stock for each share of Series D preferred stock so converted. Accordingly, on December 31, 2014, we issued an aggregate of 230,667 shares of common stock to the holders of our Series D preferred stock in exchange for all shares of their Series D preferred stock. The shares of common stock were issued in reliance upon the exemptions provided by Section 3(a)(9) of the Securities Act.

Effective December 31, 2014, all holders of the then-outstanding Series E preferred stock provided notice to us of their intent to convert, pursuant to the terms of the Series E preferred stock, all of their Series E preferred shares into shares of our common stock on the basis of 0.40 shares of common stock for each share of Series E preferred stock so converted. Accordingly, on December 31, 2014, we issued an aggregate of 184,400 shares of common stock to the holders of our Series E preferred stock in exchange for all shares of their Series E preferred stock. The shares of common stock were issued in reliance upon the exemptions provided by Section 3(a)(9) of the Securities Act.

On June 17, 2015, the Company issued 600,000 shares of Series F convertible preferred stock in consideration for receipt of an aggregate of $600,000. These securities were issued in reliance upon the exemptions provided by Regulation S promulgated pursuant to the Securities Act.

On June 22, 2015, the Company issued 5,419,500 shares of Series G convertible preferred stock in consideration for receipt of an aggregate of $5,419,500. These securities were issued in reliance upon the exemptions provided by Regulation S promulgated pursuant to the Securities Act.

II-2

Effective June 30, 2015, 20 holders of an aggregate of 1,750,000 shares of Series F preferred stock provided notice to us of their intent to convert, pursuant to the terms of the Series F preferred stock, their Series F preferred shares into shares of our common stock on the basis of 0.3636 shares of our common stock for each share of Series F preferred stock so converted. Accordingly, on June 30, 2015, we issued an aggregate of 635,395 shares of common stock to the 20 Series F holders in exchange for an aggregate of 1,750,000 shares of Series F preferred stock held by such Series F holders. The shares of common stock were issued in reliance upon the exemptions provided by Regulation S promulgated pursuant to the Securities Act. The issuances involved offers and sales of securities outside the United States. The offers and sales were made in offshore transactions and no directed selling efforts were made by the issuer, a distributor, their affiliates or any persons acting on their behalf.

Effective June 30, 2015, 72 holders of an aggregate of 4,459,500 shares of Series G preferred stock provided notice to us of their intent to convert, pursuant to the terms of the Series G preferred stock, their Series G preferred shares into shares of our common stock on the basis of 0.2105 shares of our common stock for each share of Series G preferred stock so converted. Accordingly, on June 30, 2015, we issued an aggregate of 938,725 shares of common stock to the 72 Series G holders in exchange for an aggregate of 4,459,500 shares of Series G preferred stock held by such Series G holders. The shares of common stock were issued in reliance upon the exemptions provided by Regulation S promulgated pursuant to the Securities Act. The issuances involved offers and sales of securities outside the United States. The offers and sales were made in offshore transactions and no directed selling efforts were made by the issuer, a distributor, their affiliates or any persons acting on their behalf.

Also on June 30, 2015, the Company issued 250,000 shares of the Company’s Series G preferred stock to Bruce Merivale-Austin for a purchase price of $250,000. These securities were issued in reliance upon the exemption from registration provided by Regulation S promulgated pursuant to the Securities Act.

On September 2, 2015, the Company issued an aggregate of 4,326,086 shares of the Company’s common stock to certain of its existing stockholders in consideration for receipt of an aggregate of $4,326,086. The shares of common stock were issued in reliance upon the exemptions provided by Regulation S promulgated pursuant to the Securities Act. The issuances involved offers and sales of securities outside the United States. The offers and sales were made in offshore transactions and no directed selling efforts were made by the issuer, a distributor, their affiliates or any persons acting on their behalf.

On October 22, 2015, the Company issued 160,000 shares of Series H convertible preferred stock in consideration for receipt of an aggregate of $160,000. These securities were issued in reliance upon the exemptions provided by Regulation S promulgated pursuant to the Securities Act. The issuances involved offers and sales of securities outside the United States. The offers and sales were made in offshore transactions and no directed selling efforts were made by the issuer, a distributor, their affiliates or any persons acting on their behalf.

On December 31, 2015, the Company issued an aggregate of 134,378 shares of the Company’s common stock at a price of $5.00 per share to certain of its existing stockholders for receipt of an aggregate of $671,890. These securities were issued in reliance upon the exemptions provided by Regulation S promulgated pursuant to the Securities Act. The issuances involved offers and sales of securities outside the United States. The offers and sales were made in offshore transactions and no directed selling efforts were made by the issuer, a distributor, their affiliates or any persons acting on their behalf.

Also on December 31, 2015, all of the holders of shares of the Company’s Series F preferred stock notified the Company of their intention to convert their Series F preferred stock into Company common stock pursuant to the terms of the Series F preferred stock. The Company issued an aggregate of 333,300 shares of Company common stock pursuant to the conversion notices. These securities were issued in reliance upon the exemptions provided by Regulation S promulgated pursuant to the Securities Act. The issuances involved offers and sales of securities outside the United States. The offers and sales were made in offshore transactions and no directed selling efforts were made by the issuer, a distributor, their affiliates or any persons acting on their behalf.

Following the conversions, no shares of Series F preferred stock were outstanding.

Also on December 31, 2015, the holders of an aggregate of 1,050,000 shares of the Company’s Series G preferred stock notified the Company of their intention to convert their Series G preferred stock into Company common stock pursuant to the terms of the Series G preferred stock. The Company issued an aggregate of 840,000 shares of Company common stock pursuant to the conversion notices. These securities were issued in reliance upon the exemptions provided by Regulation S promulgated pursuant to the Securities Act. The issuances involved offers and sales of securities outside the United States. The offers and sales were made in offshore transactions and no directed selling efforts were made by the issuer, a distributor, their affiliates or any persons acting on their behalf.

Following the conversions, 160,000 shares of Series G preferred stock were outstanding.

Also on December 31, 2015, all of the holders of the Company’s Series H preferred stock notified the Company of their intention to convert their Series H preferred stock into Company common stock pursuant to the terms of the Series H preferred stock. The Company issued an aggregate of 85,312 shares of Company common stock pursuant to the conversion notices. These securities were issued in reliance upon the exemptions provided by Regulation S promulgated pursuant to the Securities Act. The issuances involved offers and sales of securities outside the United States. The offers and sales were made in offshore transactions and no directed selling efforts were made by the issuer, a distributor, their affiliates or any persons acting on their behalf. Following the conversions, no shares of Series H preferred stock were outstanding.

II-3

On January 1, 2016, pursuant to the terms of the Company’s Series G preferred stock, the Company exercised its right to redeem all of the unconverted outstanding shares of Series G preferred stock. On December 24, 2015, the Company early paid the holders of the 160,000 unconverted shares of Series G preferred stock an aggregate of $160,000. Following the redemption of the unconverted shares of Series G preferred stock, no shares of Series G preferred stock were outstanding.

On January 22, 2016, the Company issued an aggregate of 3,700 shares of the Company’s common stock at a price of $5.00 per share to certain of its existing stockholders for receipt of an aggregate of $18,500. These securities were issued in reliance upon the exemptions provided by Regulation S promulgated pursuant to the Securities Act. The issuances involved offers and sales of securities outside the United States. The offers and sales were made in offshore transactions and no directed selling efforts were made by the issuer, a distributor, their affiliates or any persons acting on their behalf.

Item 16. Exhibits and Financial Statement Schedules

(a) Exhibits.

See the Exhibit Index on the page immediately preceding the exhibits for a list of exhibits filed as part of this registration statement on Form S-1, which Exhibit Index is incorporated herein by reference.

(b) Financial Statement Schedules.

None.

Item 17. Undertakings

Insofar as indemnification for liabilities arising under the Securities Act “may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(a)	Rule 415 Offering. The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

II-4

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 2 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Las Vegas, State of Nevada, on March 3 , 2016.

IEG Holdings Corporation

By:	/s/ Paul Mathieson
Paul Mathieson,
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 to Registration Statement has been signed by the following persons in the capacities indicated on March 3 , 2016.

Name	Title

/s/ Paul Mathieson	President and Chief Executive Officer and Director
Paul Mathieson	(Principal Executive Officer and Principal Financial and Accounting Officer)

/s/ Matthew I. Banks *	Director
Matthew I. Banks

/s/ Harold A. Hansen *	Director
Harold A. Hansen

*By:	/s/ Paul Mathieson
as attorney-in-fact

EXHIBIT INDEX

Exhibit Number	Description of Exhibit

2.1	Stock Exchange Agreement among Investment Evolution Global Corporation, IEG Holdings Limited and Ideal Accents, Inc. dated as of January 28, 2013 (incorporated by reference to Exhibit 2.1 to the registrant’s registration statement on Form S-1 filed with the Commission on December 12, 2014).

3.1	Amended and Restated Articles of Incorporation of IEG Holdings Corporation dated February 22, 2013 (incorporated by reference to Exhibit 3.1 to the registrant’s registration statement on Form S-1 filed with the Commission on December 12, 2014).

3.2	Articles of Amendment to Amended and Restated Articles of Incorporation of IEG Holdings Corporation dated March 20, 2014 (incorporated by reference to Exhibit 3.2 to the registrant’s registration statement on Form S-1 filed with the Commission on December 12, 2014).

3.3	Articles of Amendment to Amended and Restated Articles of Incorporation of IEG Holdings Corporation dated October 27, 2014 (incorporated by reference to Exhibit 3.3 to the registrant’s registration statement on Form S-1 filed with the Commission on December 12, 2014).

3.4	Articles of Amendment to Amended and Restated Articles of Incorporation of IEG Holdings Corporation dated April 30, 2015 (incorporated by reference to Exhibit 3.1 to the registrant’s current report on Form 8-K filed with the Commission on May 8, 2015).

3.5	Articles of Amendment to Amended and Restated Articles of Incorporation of IEG Holdings Corporation dated June 17, 2015 (incorporated by reference to Exhibit 3.1 to the registrant’s current report on Form 8-K filed with the Commission on June 18, 2015).

3.6	Articles of Amendment effective September 10, 2015 (incorporated by reference to Exhibit 3.1 to the registrant’s current report on Form 8-K filed with the Commission on September 15, 2015).

3.7	Articles of Amendment effective December 1, 2015 (incorporated by reference to Exhibit 3.1 to the registrant’s current report on Form 8-K filed with the Commission on December 4, 2015).

3.8	Articles of Amendment effective January 8, 2016 (incorporated by reference to Exhibit 3.1 to the registrant’s current report on Form 8-K filed with the Commission on January 14, 2016).

3.9	Amended and Restated Bylaws (incorporated by reference to Exhibit 3.4 to Amendment No. 2 to the registrant’s registration statement on Form S-1 filed with the Commission on April 9, 2015).

4.1	Form of Stock Certificate (incorporated by reference to Exhibit 2.1 to the registrant’s registration statement on Form S-1 filed with the Commission on December 12, 2014).

5.1*	Opinion of the Law Office of Legal & Compliance, LLC.

10.1	Loan and Security Agreement between IEC SPV, LLC and BFG Loan Holdings, LLC dated June 11, 2012 (incorporated by reference to Exhibit 10.1 to the registrant’s registration statement on Form S-1 filed with the Commission on December 12, 2014).

10.2	Promissory Note by IEC SPV, LLC in favor of BFG Loan Holdings, LLC dated June 11, 2012 (incorporated by reference to Exhibit 10.2 to the registrant’s registration statement on Form S-1 filed with the Commission on December 12, 2014).

10.3	Amended and Restated Promissory Note by IEC SPV, LLC in favor of BFG Loan Holdings, LLC dated as of November 12, 2013 (incorporated by reference to Exhibit 10.3 to the registrant’s registration statement on Form S-1 filed with the Commission on December 12, 2014).

10.4	First Amendment to Loan and Security Agreement between IEC SPV, LLC and BFG Loan Holdings, LLC dated November 12, 2013 (incorporated by reference to Exhibit 10.4 to the registrant’s registration statement on Form S-1 filed with the Commission on December 12, 2014).

10.5	Second Amendment to Loan and Security Agreement by and between BFG Investment Holdings, LLC, IEC SPV, LLC, Investment Evolution Global Corporation, Investment Evolution Corporation and Paul J. Mathieson dated as of June 30, 2014 (incorporated by reference to Exhibit 10.5 to the registrant’s registration statement on Form S-1 filed with the Commission on December 12, 2014).

10. 6	Services Agreement between CyberRidge, LLC and Investment Evolution Corporation dated as of March 28, 2012 (incorporated by reference to Exhibit 10.7 to Amendment No. 2 to the registrant’s registration statement on Form S-1 filed with the Commission on April 9, 2015).

10. 7 +	Professional Consulting Contract, dated September 30, 2015 but effective as of January 1, 2015, by and between IEG Holdings Corporation and Paul Mathieson (incorporated by reference to Exhibit 10.8 to the registrant’s quarterly report on Form 10-Q filed with the Commission on October 30, 2015).

10. 8 +	Professional Consulting Contract, dated September 30, 2014 but effective as of January 1, 2014, by and between Investment Evolution Global Corporation and Paul Mathieson (incorporated by reference to Exhibit 10.9 to the registrant’s quarterly report on Form 10-Q filed with the Commission on October 30, 2015).

21.1	List of Subsidiaries (incorporated by reference to Exhibit 21.1 to Amendment No. 1 to the registrant’s registration statement on Form S-1 filed with the Commission on February 22, 2016).

23.1	Consent of Independent Registered Public Accounting Firm (incorporated by reference to Exhibit 23.1 to Amendment No. 1 to the registrant’s registration statement on Form S-1 filed with the Commission on February 22, 2016).

23.2*	Consent of the Law Office of Legal & Compliance, LLC (included in Exhibit 5.1).

99.1*	Form of Subscription Agreement.

*	Filed herewith.

+	Management contract or compensatory plan or arrangement.